Exhibit 23.1

Ernst & Young LLP 2200, 215 2nd St SW Calgary, AB T2P 1M4	Tel: +1 403 206 5000 Fax: +1 403 290 4265 ey.com/ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) of Enerflex Ltd. for the registration of Enerflex Ltd. common shares to be issued under the Enerflex Ltd. Amended and Restated 2013 Stock Option Plan of the reference to our firm under the caption “Experts” and our report dated July 11, 2022 with respect to the consolidated financial statements of Enerflex Ltd included in Enerflex Ltd’s Registration Statement on Form F-4 dated August 26, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Calgary, Canada

November 3, 2022